Exhibit 99.1

Syntel Reports Second Quarter 2008 Financial Results

Highlights:

•	Q2 revenue increase of 29% to $103.4M over Q2, 2007

•	Q2 EPS of $0.42 per diluted share

•	Quarter-ending global headcount of 12,045

TROY, Mich. – July 24, 2008 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the second quarter, ended June 30, 2008.

Second Quarter Financial Highlights

Syntel’s total revenue for the second quarter increased 29 percent to $103.4 million, compared to $80.4 million in the prior-year period and 5 percent sequentially from $98.5 million in the first quarter of 2008. The Company’s gross margin was 41.1 percent in the second quarter, compared to 38.2 percent in the prior-year period and 40.3 percent in the first quarter of 2008.

During the second quarter, Applications Outsourcing accounted for 64 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 20 percent, e-Business contributing 13 percent and Team Sourcing at three percent.

The Company’s Selling, General and Administrative (SG&A) expenses were 19.1 percent in the second quarter of 2008, compared to 20.1 percent in the prior-year period and 20.8 percent in the first quarter of 2008. Syntel’s income from operations expanded to 22.1 percent in the second quarter, compared to 18.0 percent in the prior-year quarter and 19.4 percent in the first quarter of 2008.

Operating margins during the quarter were favorably impacted by depreciation in the Indian Rupee. This benefit was partially offset by losses in currency hedging, which negatively impacted “other income”.

Net income for the second quarter was $17.4 million or $0.42 per diluted share, compared to $13.3 million or $0.32 per diluted share in the prior-year period and net income of $20.4 million or $0.49 per diluted share in the first quarter of 2008.

During the second quarter, Syntel added 5 new clients and one new “Hunting License” or preferred partnership agreement, bringing the total number to 90 strategic relationships.

Operational Highlights

“Syntel’s second quarter performance is a testament to the company’s solid foundation and resilient business model,” said Syntel Chairman and Chief Executive Officer Bharat Desai. “We believe that our suite of service offerings and focus on value creation for clients have positioned the company extremely well, even in the face of economic uncertainty.”

“While the timing of certain client spending decisions remains in question, several other operational trends continue to track favorably. These include key supply-side metrics, currency, pricing and the sales pipeline,” said Keshav Murugesh, Syntel President and Chief Operating Officer. “Our focus on leveraging our client base, strategic investments and market position to help drive top line acceleration remains unchanged.”

2008 Guidance

Based on current visibility levels and an exchange rate assumption of 43 rupees to the dollar, the Company is updating 2008 guidance to reflect revenue of $412 to $422 million and EPS in the range of $1.74 to $1.82.

Syntel to Host Conference Call

Syntel will discuss its second quarter results today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please go to the web site at least 15 minutes prior to the call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering “54820161” from 12:00 p.m. on July 24, 2008 until midnight on July 31, 2008. International callers may dial (706) 645-9291 and enter the same pass code.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company’s vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine’s “Best 200 Small Companies in America,” Syntel has 12,045 employees worldwide, is assessed at Level 5 of the SEI’s CMMI, ISO 27001 as well as ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 11, 2008. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company’s concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2008	2007	2008	2007
Net Revenues	$103,418	$80,357	$201,932	$155,787
Cost of revenues	60,900	49,697	119,728	95,599

GROSS PROFIT	42,518	30,660	82,204	60,188

Selling, general and administrative expenses	19,703	16,159	40,231	29,098

Income from operations	22,815	14,501	41,973	31,090

Other income, principally interest	(920)	1,426	89	2,669

Income before income taxes	21,895	15,927	42,062	33,759

Provision for income taxes	4,479	2,664	4,212	5,120

NET INCOME	$17,416	$13,263	$37,850	$28,639

Dividend Per Share :	$0.06	$0.06	$0.12	$0.12

EARNINGS PER SHARE :
Basic	$0.42	$0.32	$0.92	$0.70
Diluted	$0.42	$0.32	$0.92	$0.69

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	41,173	41,043	41,154	41,005

Diluted	41,332	41,185	41,308	41,252

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	June, 30 2008	December, 31 2007
ASSETS
Current assets:
Cash and cash equivalents	$60,477	$61,555
Short term investments	55,520	54,643
Accounts receivable, net of allowance for doubtful accounts of $658 and $499 at June 30, 2008 and December 31, 2007, respectively	57,352	51,783
Revenue earned in excess of billings	15,363	7,340
Deferred income taxes and other current assets	26,151	23,761

Total current assets	214,863	199,082

Property and equipment	123,149	110,186
Less accumulated depreciation and amortization	48,079	44,602

Property and equipment, net	75,070	65,584

Goodwill	906	906

Deferred income taxes and other noncurrent assets	6,309	6,032

	$297,148	$271,604

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$25,367	$27,242
Income taxes payable	10,376	10,580
Accounts payable and other current liabilities	29,762	22,341
Deferred revenue	3,929	3,691

Total liabilities	69,434	63,854
SHAREHOLDERS’ EQUITY
Total shareholders’ equity	227,714	207,750

Total liabilities and shareholders’ equity	$297,148	$271,604